Exhibit 99.1

Investor Contact: Berkman Associates (310) 477-3118 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477 — 8900 xenonics@xenonics.com
Xenonics Reports Profitable Second Quarter
CARLSBAD, CALIFORNIA — May 11, 2011 — XENONICS HOLDINGS, INC. (OTCBB & OTCQB:XNNH) today announced net income for the second quarter of fiscal 2011 of $231,000, or $0.01 per basic and diluted share, on revenue of $2,000,000. This compares to a net loss for the second quarter of fiscal 2010 of $951,000, or $0.04 per basic and diluted share, on revenue of $109,000.
Selling, general and administrative expenses decreased 10% to $627,000 compared to $696,000 for the second quarter last year. The Company expects SG&A to be below this pace for the balance of the year, excluding any non-cash expenses.
For the six months ended March 31, 2011, net income increased to $973,000, or $0.04 per basic and diluted share, on revenue of $5,548,000. This compares to a net loss for the first six months of fiscal 2010 of $1,356,000, or $0.06 per basic and diluted share, on revenue of $1,365,000.
At March 31, 2011, Xenonics reported working capital of $4,045,000, including cash of $2,419,000, and a current ratio of 7.7 to 1.
“Our second quarter shipments were affected by the widely reported slowdown in defense procurement during the period, as Congress worked to complete a budget for the current fiscal year. With the budget now finally in place, we are optimistic that order flow from our defense customers will accelerate in the months ahead, and we remain confident about the outlook for Xenonics’ growth and profitability in the year’s second half,” said Chairman Alan Magerman.
Conference Call
Xenonics has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the second quarter of fiscal 2011. The dial-in number is (800) 561-2693 and the passcode is #84961430. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #72211596, after 1:00 p.m. EDT.
About Xenonics
Xenonics Holdings, Inc. develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.
Forward-Looking Statements
Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.
(tables attached) #4784
3186 Lionshead Avenue, Carlsbad, CA 92010
(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

XENONICS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	March 31,		March 31,
	2011	2010	2011	2010
Rounded in thousands, except per share amounts	(unaudited)		(unaudited)

Revenues	$2,000,000	$109,000	$5,548,000	$1,365,000

Cost of goods sold	1,046,000	69,000	2,926,000	740,000

Gross profit	954,000	40,000	2,622,000	625,000

Selling, general and administrative	627,000	696,000	1,277,000	1,490,000
Research and development	134,000	257,000	297,000	453,000

Income (loss) from operations	193,000	(913,000)	1,048,000	(1,318,000)

Other income/(expense):
Gain on derivative revaluation	—	—	—	38,000
Interest income	2,000	—	3,000	2,000
Interest (expense)	(38,000)	(38,000)	(76,000)	(76,000)

Income (loss) before provision for (benefit from) income taxes	157,000	(951,000)	975,000	(1,354,000)

Income tax provision (benefit)	(74,000)	—	2,000	2,000

Net income (loss)	$231,000	$(951,000)	$973,000	$(1,356,000)

Net income (loss) per share:
Basic	$0.01	$(0.04)	$0.04	$(0.06)

Fully-diluted	$0.01	$(0.04)	$0.04	$(0.06)

Weighted average shares outstanding:
Basic	25,088,000	21,189,000	25,172,000	20,998,000

Fully-diluted	25,090,000	21,189,000	25,175,000	20,998,000

XENONICS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2011	2010
Rounded in thousands, except par value	(unaudited)

Assets

Current Assets:
Cash	$2,419,000	$705,000
Accounts receivable, net	95,000	956,000
Inventories, net	1,850,000	1,966,000
Other current assets	282,000	166,000

Total Current Assets	4,646,000	3,793,000

Equipment, furniture and fixtures, net	52,000	69,000
Goodwill	375,000	375,000
Other assets	165,000	216,000

Total Assets	$5,238,000	$4,453,000

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$433,000	$492,000
Accrued expenses	66,000	126,000
Accrued payroll and related taxes	102,000	110,000

Total Current Liabilities	601,000	728,000

Notes payable	417,000	376,000

Total Liabilities	1,018,000	1,104,000

Commitments and contingencies

Shareholders’ Equity:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 24,976,000 shares issued and outstanding at March 31, 2011; 25,622,000 issued and 25,509,000 shares outstanding at September 30, 2010	25,000	25,000
Additional paid-in capital	26,652,000	26,954,000
Accumulated deficit	(22,457,000)	(23,324,000)

	4,220,000	3,655,000
Less treasury shares, at cost, 0 shares at March 31, 2011 and113,000 shares at September 30, 2010	—	(306,000)

Total Shareholders’ Equity	4,220,000	3,349,000

Total Liabilities and Shareholders’ Equity	$5,238,000	$4,453,000